                                EXHIBIT (23)(f)
                                ---------------

                  [On letterhead of Sartain Fischbein & Co.]

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Boatmen's Bancshares, Inc. for the registration of 29,300,812 shares of its common stock and 248,379 shares of its preferred stock and related depositary shares. We also consent to the incorporation by reference of our report dated February 19, 1993, with respect to the consolidated financial statements of Commercial Landmark Corporation and Subsidiaries included in Fourth Financial Corporation's Annual Report (Form 10-K) for the year ended December 31, 1994.


                                      /s/ Sartain Fischbein & Co.

November 7, 1995